MARATHON OIL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS

HOUSTON, Feb. 3, 2009 – Marathon Oil Corporation (NYSE: MRO) today reported a fourth quarter 2008 net loss of $41 million, or $0.06 per diluted share. Net income in the fourth quarter of 2007 was $668 million, or $0.94 per diluted share. The 2008 results include a non-cash $1.4 billion impairment of goodwill related to the Oil Sands Mining segment. For the fourth quarter of 2008, net income adjusted for special items was $1.025 billion, or $1.44 per diluted share, compared to net income adjusted for special items of $500 million, or $0.70 per diluted share, for the fourth quarter of 2007.

Marathon reported 2008 net income of $3.528 billion, or $4.95 per diluted share. Net income in 2007 was $3.956 billion, or $5.69 per diluted share. Marathon reported 2008 net income adjusted for special items of $4.613 billion, or $6.47 per diluted share, compared to net income adjusted for special items of $3.771 billion, or $5.43 per diluted share for 2007.

Earnings Highlights (a)
	Quarter ended		Year ended
	December 31		December 31
(In millions, except per diluted share data)	2008	2007	2008	2007

Net income adjusted for special items (b)	$1,025	$500	$4,613	$3,771
Adjustments for special items (net of taxes):
Gain (loss) on U.K. natural gas contracts	130	(62)	111	(118)
Gain on foreign currency derivative instruments	-	38	-	112
Deferred income taxes - tax legislation changes	-	193	-	193
Impairments	(1,437)	-	(1,437)	-
Gain on dispositions	241	-	241	8
Loss on early extinguishment of debt	-	(1)	-	(10)
Net (loss) income	$(41)	$668	$3,528	$3,956

Net income adjusted for special items (b) – per diluted share	$1.44	$0.70	$6.47	$5.43
Net (loss) income – per diluted share	$(0.06)	$0.94	$4.95	$5.69
Revenues and other income	$14,798	$18,364	$78,569	$65,207
Weighted average shares – diluted (c)	707	713	713	695

(a)	Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements at the end of February.

(b)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See page 10 for further discussion of net income adjusted for special items.

(c)
Because a loss was reported for the fourth quarter of 2008, all stock options are anti-dilutive, however, 710 million diluted shares were used to calculate net income adjusted for special items per diluted share.

“2008 was a year of extreme market volatility with record high crude prices at midyear, followed by a rapid and steep decline in crude prices,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Through this cycle of volatility, Marathon delivered solid upstream production growth and continued high downstream operating reliability, resulting in income from our operating segments increasing 59 percent for the fourth quarter and 15 percent for the full year, compared to the fourth quarter and full year of 2007.

“Our upstream business delivered growth again in the fourth quarter with production available for sale increasing 3 percent over the third quarter 2008 and 14 percent over the fourth quarter 2007, resulting in one of the strongest production quarters in the history of the Company. Our year-over-year production growth of over 8 percent is expected to rank us among the leaders in our peer group for 2008. During the year, we added proved reserves of 110 million barrels of oil equivalent (boe), resulting in a reserve replacement rate of 80 percent for the year which should also compare favorably with our peers. The use of average 2008 prices would have resulted in additional reserve bookings from sanctioned and ongoing projects and would have increased total reserve additions equal to 2008 production.

“We were again able to capture solid operational profitability for the fourth quarter and full year through our fully integrated downstream system, including our seven refineries; extensive pipeline, barge and terminal network; and dual channel marketing assets. In particular, our results benefitted from significant transportation operations and strong retail margins in this period of extreme commodity price volatility. Additionally, we made significant progress in 2008 on the Garyville refinery expansion project, which is now about 75 percent complete and on schedule for start-up in the fourth quarter of this year,” Cazalot said.

 “We continue to maintain a strong balance sheet, with a year-end cash-adjusted debt-to-capital ratio of 22 percent and $4.3 billion in liquidity comprised of a $1.3 billion cash balance and $3 billion in available credit facility capacity. As we announced with our planned 2009 capital expenditures program, we are committed to maintaining our solid financial position while funding near, medium and long-term value-accretive projects that yield the highest rates of return for our shareholders. Furthermore, having announced asset sales with transaction values totaling $1.3 billion in 2008, we are on track to achieve our goal of $2 to $4 billion in non-core asset sales by midyear 2009,” he said.

“As part of our continued focus on enhancing shareholder value, we have evaluated the potential separation of Marathon into two separate companies, one focused on Marathon’s upstream, integrated gas and oil sands mining businesses, and the other focused on our downstream business. During our evaluation, the overall business environment has witnessed a period of unprecedented financial and commodity market uncertainty. Given this environment, we have concluded it is in the best interest of our shareholders to remain a fully integrated energy company,” Cazalot said.

Full Year Key Highlights

•	Achieved first production from Alvheim and Vilje developments in Norway, periodically exceeding name plate capacity with a peak production rate of 85,800 net barrels of oil equivalent per day (boepd)
•	Achieved first production from Gulf of Mexico Neptune development, reaching 15,000 net boepd peak rate
•	Sanctioned two deepwater Gulf of Mexico development projects – Droshky and Ozona
•	Received approval for first development project on Angola Block 31
•	Announced Gunflint discovery well on deepwater Gulf of Mexico Mississippi Canyon Block 948
•	Announced Marathon’s 27th and 28th deepwater discoveries in Angola
•	Awarded 15 Central Gulf of Mexico blocks, and a second Indonesian offshore exploration block
•	Continued Bakken Shale production ramp-up, reaching a year-end rate of 8,200 net boepd
•	Progressed Garyville Major Expansion project to approximately 75 percent complete as of year end

•	Commenced construction of Detroit Heavy Oil Upgrading Project
•	Completed terminal upgrades making ethanol blending available at all Marathon light products terminals
•	Announced non-core asset sales with transaction values totaling $1.3 billion
o	Completed sale of 50-percent ownership interest in Pilot Travel Centers
o	Completed sale of non-core assets in Heimdal area of Norway
o	Announced sale of Marathon Oil Ireland Limited, a wholly owned subsidiary

Segment Results

Total segment income was $725 million in the fourth quarter of 2008 and $4.454 billion for the full year 2008, compared with $455 million and $3.875 billion in the same periods of 2007.

	Quarter ended		Year ended
	December 31		December 31
(In millions)	2008	2007	2008	2007

Segment Income (Loss)
Exploration and Production
United States	$(19)	$153	$869	$623
International	283	312	1,846	1,106
Total E&P	264	465	2,715	1,729
Oil Sands Mining	100	(63)	258	(63)
Refining, Marketing and Transportation	325	4	1,179	2,077
Integrated Gas	36	49	302	132
Segment Income(a)	$725	$455	$4,454	$3,875
 (a)   See Preliminary Supplemental Statistics on page 13 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $264 million in the fourth quarter of 2008, compared to $465 million in the fourth quarter of 2007, primarily as a result of significantly lower liquid hydrocarbon and natural gas realizations, partially offset by higher international liquid hydrocarbon sales volumes and lower exploration expense. For the year 2008, upstream segment income was $2.715 billion, compared to $1.729 billion for 2007, primarily as a result of higher average liquid hydrocarbon and natural gas realizations for the year, and higher international liquid hydrocarbon and natural gas sales volumes.

Sales volumes averaged 417,000 boepd for the fourth quarter of 2008, an 18 percent increase over 354,000 boepd for fourth quarter 2007; and 381,000 boepd for the full year 2008, a more than 8 percent increase over the 351,000 boepd in 2007. Production benefited from a full year of sales to the Equatorial Guinea liquefied natural gas (EG LNG) facility, and beginning midyear, from both the Alvheim/Vilje development offshore Norway and the Neptune development in the Gulf of Mexico.

Production available for sale averaged 402,000 boepd for the fourth quarter of 2008 and 385,000 boepd for the year, compared to 352,000 boepd and 353,000 boepd respectively for the same periods in 2007. Production available for sale differs from average sales primarily due to the timing of international liquid hydrocarbon liftings and natural gas sales. During the month of December, both Equatorial Guinea and

Alvheim experienced several days of unplanned downtime that adversely affected production volumes for the fourth quarter.  During the first half of January 2009, production available for sale averaged 425,000 boepd.

Marathon estimates 2009 production available for sale will be between 390,000 and 410,000 boepd, which excludes production from the announced sale of Marathon Oil Ireland Limited (MOIL) expected to close in the first quarter 2009 and excludes the effect of any acquisitions or additional dispositions. This compares to 2008 production available for sale, excluding the MOIL and Heimdal area production, of 372,000 boepd, for an expected production growth range of between 5 and 10 percent.

United States upstream reported a loss of $19 million in the fourth quarter of 2008, compared to income of $153 million in the same period of 2007, primarily due to lower liquid hydrocarbon and natural gas realizations. Also contributing to the decrease were slightly lower natural gas sales volumes, increased depreciation, depletion and amortization (DD&A) and higher operating expenses. This increase in expense was partially offset by lower exploration expenses and income taxes, with slightly higher liquid hydrocarbon sales volumes. U.S. upstream income was $869 million for the full year 2008, compared to $623 million in 2007. The majority of the increase year-over-year was due to overall higher average liquid hydrocarbon and natural gas realizations with relatively flat sales volumes. Partially offsetting the benefits of higher prices were increases in production taxes, operating expenses, DD&A, and income taxes. Domestic exploration expenses were $65 million in the fourth quarter of 2008 and $238 million for the year, significantly lower than the same periods of 2007, primarily as a result of lower exploration dry well expense.

International upstream income was $283 million in the fourth quarter of 2008 compared to $312 million in the same period of 2007, primarily due to significantly lower liquid hydrocarbon realizations and higher DD&A expense associated with increased production in Norway. Liquid hydrocarbon sales volumes were 42 percent higher in the fourth quarter 2008 compared to the same period last year as a result of production from the Alvheim/Vilje fields in Norway. International upstream income was $1.846 billion for the year, compared to $1.106 billion in 2007, primarily as a result of higher average liquid hydrocarbon realizations and higher sales volumes for both liquid hydrocarbons and natural gas, partially offset by slightly lower natural gas realizations. The increase in Equatorial Guinea natural gas sales volumes due to a full year of sales to the EG LNG facility contributed to the decline in the average realized natural gas price. Operating expenses and DD&A, associated with production from new developments, and income taxes increased during this period.

	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007

Key Production Statistics
Net Sales
United States – Liquids (mbpd)	64	60	63	64
United States – Natural Gas (mmcfpd)	454	474	448	477
International – Liquids (mbpd)	185	130	148	133
International – Natural Gas (mmcfpd)	552	510	568	448
Total Net Sales (mboepd)	417	354	381	351

In Norway, first production was achieved from the Alvheim development in June 2008 and from the nearby Vilje development in August 2008. Both developments produce through the Alvheim floating production, storage and offloading (FPSO) vessel, and peak production of 85,800 net boepd was achieved in early

November. The Company has completed a total of 12 producing wells as part of Alvheim/Vilje drilling program. The Volund development continues to progress on schedule toward first production in the fourth quarter of 2009, and will be tied back to the Alvheim infrastructure. Marathon has a 65 percent interest in Alvheim and Volund and a 47 percent interest in Vilje.

In the Gulf of Mexico, the Neptune development achieved first production in July 2008, and reached full facility oil capacity of 15,000 net boepd after only 15 days of operations. Fourth quarter 2008 production averaged 9,400 net boepd, down from peak production due to the field’s natural decline curve. Marathon has a 30 percent interest in Neptune.

In the Bakken Shale in North Dakota, the Company continues to achieve best-in-class drilling and completion performance, and improved drilling time and well costs. Marathon increased its year-over-year Bakken production by 215 percent, with a December 2008 production rate of 8,200 net boepd, compared to 2,600 boepd at the end of 2007.

Marathon continues to increase its inventory of future growth opportunities:

In Angola, on Block 31, Marathon announced the deepwater Portia and Dione discoveries in 2008. Additionally, Marathon participated in three other deepwater Angola exploration wells on Blocks 31 and 32 that reached total depth during the year, but for which disclosure of the results is pending government and partner approvals.

Marathon and its co-venturers announced approval from Sociedade Nacional de Combustiveis de Angola - Sonangol E.P. to proceed with the first deepwater oil development project on Angola Block 31, comprised of the Plutao, Saturno, Venus and Marte (PSVM) fields. PSVM will be the first of multiple developments anticipated in Block 31. Key contracts were awarded and construction work began on PSVM in the second half of 2008. First production is targeted for 2012 with a design capacity of about 150,000 bpd. Marathon holds a 10 percent working interest in Angola Block 31.

The Company sanctioned two deepwater Gulf of Mexico major projects in 2008, the Droshky and the Ozona developments. Marathon holds a 100 percent working interest in Droshky and a 68 percent working interest in Ozona. Additionally, Marathon was awarded an additional 15 deepwater blocks and announced a deepwater discovery on the Gunflint prospect (Mississippi Canyon Block 948). The discovery well encountered more than 550 feet of net hydrocarbon-bearing sands. The Company holds a 12.5 percent working interest in the block. The Company also participated in a sidetrack to the successful Stones appraisal well on Walker Ridge Block 508, and is determining next steps for this Lower Tertiary discovery that extends across eight Gulf of Mexico blocks.

Marathon was awarded a 49 percent interest and operatorship in the Bone Bay Block offshore Indonesia. This block is approximately 1.23 million acres and located predominantly offshore southern Sulawesi Island. It is a high potential, under-explored area with water depths ranging between 165 to 6,500 feet. The Bone Bay Block is about 200 miles southeast of Marathon’s Pasangkayu Block. The Company is continuing seismic processing for the Pasangkayu block, in which it holds a 70 percent interest, and expects to drill its first exploration well on the block in 2010.

Development plans are underway for the North Sea Gudrun field, which contains both oil and natural gas. The development concept, announced by the operator in January 2009, includes a fixed processing platform with seven production wells that would be tied back to StatoilHydro’s existing facilities at Sleipner. A final decision on the development is expected in 2009. Marathon holds a 28 percent working interest in Gudrun.

Marathon announced in December that it had entered into a definitive agreement with Star Energy Group, a wholly owned subsidiary of Petroliam Nasional Berhad (Petronas), under which Star Energy Group will purchase Marathon's wholly owned subsidiary Marathon Oil Ireland Limited for $180 million, before cash on hand and closing adjustments. The companies expect to close the transaction during the first quarter of 2009, subject to completion of the necessary administrative processes with Irish authorities.

During 2008, Marathon added net proved liquid hydrocarbon and natural gas reserves of 110 million barrels of oil equivalent (mmboe), excluding dispositions of 3 mmboe, while producing 137 mmboe, resulting in a reserve replacement ratio of 80 percent. Year-end 2008 net proved reserves totaled 1,195 mmboe, excluding the Company’s proven bitumen reserves of 388 million barrels at the Athabasca Oil Sands Project (AOSP) in Alberta, Canada, which are reported separately in the Oil Sands Mining segment. The use of average 2008 prices would have resulted in additional reserve bookings from the approved projects in Angola and the Gulf of Mexico as well as planned step-out activity in North Dakota, and would have increased total reserve additions to equal 2008 production.

For the three-year period ended Dec. 31, 2008, Marathon added net proved liquid hydrocarbon and natural gas reserves of 344 mmboe, excluding dispositions of 48 mmboe, while producing 396 mmboe, resulting in an average reserve replacement ratio of 87 percent.

Oil Sands Mining

The Oil Sands Mining segment reported income of $100 million for the fourth quarter of 2008 and $258 million for the full year, compared to a loss of $63 million for the fourth quarter and full year 2007. The Oil Sands Mining segment was acquired from Western Oil Sands Inc. in October 2007. Western held derivative instruments expiring in December 2009 at the sale date, which are marked-to-market each period.  An after-tax gain on these crude oil derivative instruments of $128 million was reported in the fourth quarter 2008 and $32 million for the full year 2008. Of these after-tax derivative gains, the unrealized portion was $123 million for the fourth quarter 2008 and $85 million for the full year 2008. For fourth quarter and the full year 2007, the Company reported an after-tax loss of $40 million on these derivatives, of which $39 million was unrealized.

Marathon’s fourth quarter 2008 net bitumen production before royalties from the AOSP mining operation was 25,000 bpd, compared to 15,000 bpd for the same period of 2007, reflecting that the operation was owned and operated for the full quarter in 2008.

Results for the full year of 2008 were impacted by planned and unplanned maintenance, reliability issues and the implementation of a revised tailings management plan that impacted ore grade. These issues adversely impacted production and processing levels and resulted in higher than anticipated total operating costs.

Net bitumen production for 2009 is expected to be between 25,000 to 30,000 bpd before royalties.

Marathon estimates net proven bitumen reserves of 388 million barrels at Dec. 31, 2008.

For the fourth quarter and full year 2008, the royalty calculation rate applicable to bitumen production from the Muskeg River Mine was 1 percent of gross revenue, as per applicable regulations. As a result, the fourth quarter included a royalty refund of $12.5 million for royalty overpayments in previous quarters. The Alberta government has enacted a new royalty regime whereby the previous fixed royalty rates were replaced with a sliding scale, effective Jan. 1, 2009.

	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007

Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)(a)	25	15	25	4
Net Synthetic Crude Oil Sales (mbpd)(a)	32	17	32	4
Synthetic Crude Oil Average Realization (per bbl)(b)	$48.98	$71.07	$91.90	$71.07
 (a)    The oil sands mining operations were acquired Oct. 18, 2007.  Average daily volumes for 2007 represent total volumes since the acquisition date over total days in the reporting period.
(b)    Excludes losses on derivative instruments.

AOSP Expansion 1 is currently under construction and anticipated to begin operations in the 2010/2011 timeframe. The expansion includes construction of mining and extraction facilities at the Jackpine mine; expansion of treatment facilities at the existing Muskeg River mine; expansion of the Scotford upgrader; and development of related infrastructure.

Refining, Marketing and Transportation

Downstream segment income was $325 million in the fourth quarter of 2008 and $1.179 billion for the year, compared to $4 million and $2.077 billion in the same periods of 2007. The quarterly increase primarily reflects an improved refining and wholesale marketing gross margin, in part attributable to a substantial drop in crude oil prices during the fourth quarter of 2008. The refining and wholesale marketing gross margin per gallon was 12.48 cents in the fourth quarter of 2008, compared to 4.80 cents in the fourth quarter of 2007, and 11.66 cents per gallon for full year 2008, compared to 18.48 cents for 2007.

The decrease in 2008 segment income was primarily attributable to the 37 percent decline in the refining and wholesale marketing gross margin as the relevant market indicators (Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads) in the Midwest (Chicago) and Gulf Coast were weaker for 2008 compared to 2007.  In addition, manufacturing expenses were relatively higher in 2008 due primarily to higher energy costs and maintenance related activities.

Marathon’s refining and wholesale marketing gross margins included pre-tax derivatives gains of $64 million for the fourth quarter and losses of $87 million for the full year 2008, compared to pre-tax losses of $427 million and $899 million in the same periods of 2007. The variance primarily reflects falling crude futures prices in the second half of 2008, as well as the fact that the Company no longer uses derivatives to mitigate its domestic crude oil acquisition price risk. Most of these derivatives have an underlying physical commodity transaction; however, the income effect related to the derivatives and the income effect related to the underlying physical transactions may not necessarily be recognized in net income in the same period.

Crude oil refined during the fourth quarter of 2008 averaged 952,000 bpd compared to 956,000 bpd in the fourth quarter of 2007. Crude oil refined for the full year 2008 averaged 944,000 bpd, compared to the record 1,010,000 bpd achieved in 2007. Total refinery throughputs averaged 1,151,000 bpd for the full year 2008, compared to 1,224,000 bpd in 2007. Crude and total throughputs were lower in 2008 than in 2007 in part due to the effects that Hurricane Gustav and Ike had on U.S. Gulf Coast operations in 2008.

	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007

Key Refining, Marketing & Transportation
Statistics
Crude Oil Refined (mbpd)	952	956	944	1,010
Other Charge and Blend Stocks (mbpd)	225	223	207	214
Total Refinery Inputs (mbpd)	1,177	1,179	1,151	1,224
Refined Products Sales Volumes (mbpd)	1,404	1,432	1,352	1,410
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.1248	$0.0480	$0.1166	$0.1848

The Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 18.21 cents during the fourth quarter of 2008, compared to the 11.31 cents realized in the fourth quarter of 2007, and averaged 13.87 cents for the full year 2008, compared to the 11.19 cents realized in 2007. SSA same store merchandise sales increased 5 percent during the fourth quarter and 2 percent for the full year 2008.

The projected $3.35 billion Garyville Major Expansion project is approximately 75 percent complete with an on-schedule startup expected in the fourth quarter 2009. When completed, this expansion will increase the refinery’s capacity by 180,000 bpd, improving scale efficiencies and feedstock flexibility.

Construction on the Detroit Heavy Oil Upgrading Project started at the end of the second quarter of 2008. Due to delays in the projected production of Canadian oil sands and current market conditions, Marathon reevaluated the project construction schedule and now plans to complete this project in mid-2012. The Company now forecasts the project will cost approximately $2.2 billion, or about 15 percent more than the original $1.9 billion estimate, due primarily to additional costs associated with the project deferral from the original fourth quarter 2010 start-up, as well as increased project scope.

Integrated Gas

Integrated Gas segment income totaled $36 million in the fourth quarter of 2008 and $302 million for the full year 2008, compared to $49 million and $132 million in the comparable periods of 2007. The decrease in fourth quarter 2008 income was related to reduced methanol volumes and realizations and a higher segment tax rate relative to fourth quarter 2007, partially offset by increased EG LNG sales. The increase in segment income in 2008 was primarily a result of the EG LNG facility having a full year of production in 2008, having started in May 2007. The LNG production facility averaged 92 percent of its 3.7 million metric tones per annum nameplate capacity during 2008. Marathon holds a 60 percent interest in Equatorial Guinea LNG operations.

	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	5,786	3,890	6,285	3,310
Methanol	837	1,376	975	1,308

Marathon continues to invest in the development of new technologies to supply new energy sources and create shareholder value. On a pretax basis, the Company expended approximately $34 million during the fourth quarter and $92 million in the full year of 2008 on gas commercialization technologies, including completing the construction and beginning the commissioning of a demonstration plant to further develop its proprietary Gas-To-FuelsTM technology. Comparable expenses in the fourth quarter and full year 2007 amounted to $14 million and $41 million, respectively.

Corporate

At Dec. 31, 2008, the Company had a 22 percent cash-adjusted debt-to-capital ratio.

At Dec. 31, 2008, Marathon’s main sources of short-term liquidity amounted to approximately $4.3 billion, comprised of approximately $1.3 billion of cash equivalents and its full capacity under its $3 billion committed revolving credit facility. The Company also extended maturity of $2.6 billion of the revolver from 2012 to 2013.

Marathon repurchased approximately 8.1 million shares during the year. Since January 2006, the Company has repurchased 65.9 million shares at a cost of approximately $2.9 billion. No shares have been repurchased since August 2008.

Special Items

The following items have been excluded from net income adjusted for special items primarily due to their impact on period-to-period comparability. See page 10 for further discussion of “net income adjusted for special items.”

Marathon recorded non-cash and after-tax impairment charges of $1.437 billion in the fourth quarter of 2008 for the removal of all the Oil Sands Mining segment goodwill and the partial impairment of equity method investments in two ethanol production facilities. This impairment does not change the Company’s long-term strategic view of its assets or the Oil Sands Mining business.

Marathon has two natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. The non-cash after-tax mark-to-market gains on these two natural gas sales contracts totaled $130 million in the fourth quarter of 2008 and $111 million for the full year compared to losses of $62 million in the fourth quarter of 2007 and $118 million for the full year of 2007. These contracts expire at the end of September 2009.

Marathon completed two asset sales in the fourth quarter of 2008. Its non-operated interests in the Heimdal infrastructure, related producing fields and associated undeveloped acreage offshore Norway were disposed of in a transaction valued at $416 million. The Company’s 50 percent ownership interest in Pilot Travel Centers (PTC) LLC was disposed of in a transaction valued at $700 million. The aggregate after-tax gain on these two transactions was $241 million and the net cash realized was $1.1 billion.

In 2007, Marathon entered foreign currency derivative instruments to limit the Company’s exposure to changes in the Canadian dollar exchange rate related to the cash portion of the Western purchase price.  During the fourth quarter of 2007, the after-tax gain on these derivative instruments was $38 million.  The total after-tax gain realized for the full year 2007 was $112 million.

Subsequent to Marathon’s acquisition of Western, decreases to the Canadian federal income tax rates were enacted. These rates will decrease from 32 percent to 25 percent by 2012. The benefit of applying this income tax rate change to the applicable net deferred tax liabilities was $193 million for the fourth quarter and full year 2007.

The Company will conduct a conference call and webcast today, Feb. 3, 2009, at 2 p.m. EST during which it will discuss fourth quarter and full year 2008 results, the 2009 capital budget, as well as future prospects.  The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com. Replays of the webcast will be available through

Feb. 17, 2009.  Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the forecasted costs for the Garyville refinery expansion project, the Detroit refinery heavy oil upgrading and expansion project and the Droshky development discussed in this release do not include capitalized interest.  Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, bitumen production, the Volund development, the Droshky development, potential developments in Angola and other possible developments, potential new leaseholds in Indonesia anticipated future exploratory and development drilling activity, the goal of achieving $2 - $4 billion in gross proceeds from asset dispositions by mid-year 2009, the sale of Marathon Oil Ireland Limited, the AOSP expansion, the Garyville refinery expansion project, the Detroit refinery heavy oil upgrading project, Gas-to-Fuels technology, and the common stock repurchase program. Some factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, bitumen production, the Volund development, the Droshky development, the potential developments in Angola and other possible developments, potential new leaseholds in Indonesia, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Except for the Volund development, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Some factors that could potentially affect the projected asset dispositions include changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, future financial condition and operating results, and economic, business, competitive and/or regulatory factors affecting the Company’s businesses. Factors that could affect the sale of Marathon Oil Ireland Limited include customary closing conditions. Factors that could affect the AOSP expansion, the Garyville refinery expansion project and the Detroit refinery heavy oil upgrading project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. Factors that could affect the Gas-to-Fuels technology include commerciality of the process, successful completion and performance of the demonstration plant, and the successful negotiation of commercial agreements. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations.  The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	Leslie Hiltabrand	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213
	Michol Ecklund	713-296-3919

Condensed Consolidated Statements of Income (Unaudited)

Quarter ended			Year ended
December 31			December 31
(In millions, except per share data)	2008	2007	2008	2007
Revenues and other income:
Sales and other operating revenues	$14,331	$17,704	$75,314	$62,800
(including consumer excise taxes)
Revenues from matching buy/sell transactions	-	2	-	127
Sales to related parties	14	479	1,879	1,625
Income from equity method investments	30	151	765	545
Net gain on disposal of assets	386	16	423	36
Other income	37	12	188	74
Total revenues and other income	14,798	18,364	78,569	65,207
Costs and expenses:
Cost of revenues (excludes items below)	10,385	14,893	59,817	49,104
Purchases related to matching buy/sell transactions	-	2	-	149
Purchases from related parties	106	123	715	363
Consumer excise taxes	1,281	1,307	5,065	5,163
Depreciation, depletion and amortization	626	415	2,178	1,613
Goodwill impairment	1,412	-	1,412	-
Selling, general and administrative expenses	375	377	1,387	1,327
Other taxes	106	108	482	394
Exploration expenses	122	190	490	454
Total costs and expenses	14,413	17,415	71,546	58,567
Income from operations	385	949	7,023	6,640

Net interest and other financing income (costs)	4	(17)	(50)	41
Gain on foreign currency derivative instruments	-	62	-	182
Loss on early extinguishment of debt	-	(3)	-	(17)
Minority interests in loss of Equitorial Guinea LNG Holdings Limited	-	-	-	3

Income from continuing operations before income taxes	389	991	6,973	6,849

Provision for income taxes	430	323	3,445	2,901
Income (loss) from continuing operations	(41)	668	3,528	3,948

Discontinued operations	-	-	-	8

Net (loss) income	$(41)	$668	$3,528	$3,956
Income (loss) from continuing operations
Per share – basic	($0.06)	$0.95	$4.97	$5.72
Per share – diluted	($0.06)	$0.94	$4.95	$5.68

Net (loss) income
Per share – basic	($0.06)	$0.95	$4.97	$5.73
Per share – diluted	($0.06)	$0.94	$4.95	$5.69

Dividends paid per share	$0.24	$0.24	$0.96	$0.92

Weighted average shares
Basic	707	708	709	690
Diluted	707	713	713	695

Preliminary Supplemental Statistics (Unaudited)

	Quarter ended		Year ended
	December 31		December 31
(Dollars in millions, except as noted)	2008	2007	2008	2007

SEGMENT INCOME (LOSS)
Exploration and Production
United States	$(19)	$153	$869	$623
International	283	312	1,846	1,106
E&P segment	264	465	2,715	1,729
Oil Sands Mining	100	(63)	258	(63)
Refining, Marketing and Transportation	325	4	1,179	2,077
Integrated Gas	36	49	302	132
Segment income	725	455	4,454	3,875

Items not allocated to segments, net of taxes
Corporate and other unallocated items	300	45	159	(104)
Gain (loss) on U.K. natural gas contracts	130	(62)	111	(118)
Gain on foreign currency derivative instruments	-	38	-	112
Deferred income taxes – tax legislation changes	-	193	-	193
Impairments	(1,437)	-	(1,437)	-
Gain on dispositions	241	-	241	8
Loss on early extinguishment of debt	-	(1)	-	(10)
Net (loss) income	$(41)	$668	$3,528	$3,956

CAPITAL EXPENDITURES
Exploration and Production	$726	$888	$3,113	$2,511
Oil Sands Mining	257	165	1,038	165
Refining, Marketing and Transportation	976	659	2,954	1,640
Integrated Gas(a)	-	-	4	93
Discontinued Operations	-	-	-	-
Corporate	19	29	37	57
Total	$1,978	$1,741	$7,146	$4,466

EXPLORATION EXPENSES
United States	$65	$137	$238	$274
International	57	53	252	180
Total	$122	$190	$490	$454

(a)
Through April 2007, includes Equatorial Guinea LNG Holdings (EGHoldings) at 100 percent.  Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EG Holdings is accounted for under the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

Preliminary Supplemental Statistics (Unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	64	60	63	64

Europe	93	34	55	33
Africa	92	96	93	100
Total International	185	130	148	133
Worldwide	249	190	211	197
Net Natural Gas Sales (mmcfpd)(b)(c)
United States	454	474	448	477

Europe	210	245	198	216
Africa	342	265	370	232
Total International	552	510	568	448
Worldwide	1,006	984	1,016	925
Total Worldwide Sales (mboepd)	417	354	381	351

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$47.06	$74.16	$86.68	$60.15

Europe	57.07	89.17	90.60	70.31
Africa	54.43	83.05	90.29	66.09
Total International	55.76	84.64	90.40	67.15
Worldwide	$53.51	$81.33	$89.29	$64.86

Natural Gas (per mcf)
United States	$5.00	$5.70	$7.01	$5.73

Europe	7.85	7.98	8.03	6.53
Africa	0.25	0.25	0.25	0.25
Total International	3.14	3.96	2.97	3.28
Worldwide	$3.98	$4.80	$4.75	$4.54

(b)	Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(c)	Includes natural gas acquired for injection and subsequent resale of 63 mmcfd and 41 mmcfd for the fourth quarters of 2008 and 2007, and 32 mmcfd and 47 mmcfd for the years 2008 and 2007.

(d)	Excludes gains and losses on derivative instruments and the unrealized effects of U.K. natural gas contracts that are accounted for as derivatives.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Quarter ended		Year ended
	December 31		December 31
(Dollars in millions, except as noted)	2008	2007	2008	2007

OSM OPERATING STATISTICS

Net Bitumen Production (mbpd)(e)	25	15	25	4
Net Synthetic Crude Oil Sales (mbpd)(e)	32	17	32	4
Synthetic Crude Oil Average Realization (per bbl)(f)	$48.98	$71.07	$91.90	$71.07

RM&T OPERATING STATISTICS

Refinery Runs (mbpd)
Crude oil refined	952	956	944	1,010
Other charge and blend stocks	225	223	207	214
Total	1,177	1,179	1,151	1,224

Refined Product Yields (mbpd)
Gasoline	643	635	609	646
Distillates	358	339	342	349
Propane	23	21	22	23
Feedstocks and special products	73	81	96	108
Heavy fuel oil	20	34	24	27
Asphalt	76	84	75	86
Total	1,193	1,194	1,168	1,239

Refined Products Sales Volumes (mbpd)(g)	1,404	1,432	1,352	1,410
Refining and Wholesale Marketing Gross Margin (h)(i)	$0.1248	$0.0480	$0.1166	$0.1848

Speedway SuperAmerica
Retail outlets	1,617	1,636	—	—
Gasoline and distillate sales (j)	839	836	3,215	3,356
Gasoline and distillate gross margin(i)	$0.1821	$0.1131	$0.1387	$0.1119
Merchandise sales	$705	$686	$2,838	$2,796
Merchandise gross margin	$175	$172	$716	$705

IG OPERATING STATISTICS
Net Sales (metric tonnes per day)
LNG	5,786	3,890	6,285	3,310
Methanol	837	1,376	975	1,308

(e)	The oil sands mining operations were acquired October 18, 2007. Average daily volumes represent total volumes since the acquisition date over total days in the reporting period.

(f)	Excludes losses on derivative instruments.

(g)	Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(h)
Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.  As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices.

(i)	Per gallon

(j)	Millions of gallons